Exhibit 23(d)(12)

AMENDMENT TO
SUB-ADVISORY AGREEMENT

          This amendment to Sub-Advisory Agreement, effective March 31, 2008 (the “Amendment”), is made by and among GW Capital Management, LLC doing business as Maxim Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Silvant Capital Management LLC, a limited liability company organized under the laws of the state of Georgia, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Maxim Series Fund, Inc., a Maryland corporation (the “Fund”).

          WHEREAS, the Adviser, Trusco Capital Management, Inc. and the Fund are parties to the Sub-Advisory Agreement dated July 5, 2005 (the “Agreement”);

          WHEREAS, effective March 31, 2008, Trusco Capital Management, Inc. underwent an internal restructuring. Trusco Capital Management, Inc. changed its name to RidgeWorth Capital Management, Inc. and created several new subsidiaries. The management of growth-oriented investments, such as the Maxim Small-Cap Growth Portfolio, is done by Silvant Capital Management LLC, one of the new subsidiaries of RidgeWorth Capital Management, Inc.; and

          WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein, to reflect aforementioned restructuring and name change.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. All references in the Agreement to Trusco Capital Management, Inc. are changed to Silvant Capital Management LLC, a subsidiary of Ridgeworth Capital Management, Inc.

          2. Schedules A and B are deleted in their entirety and replaced with Schedules A and B attached hereto and incorporated herein.

          3. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

          4. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

          5. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally blank. Signature page to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC
(d/b/a Maxim Capital Management, LLC)

Attest:	By:

Name:	Name:

Title:	Title:

MAXIM SERIES FUND, INC.

Attest:	By:

Name:	Name:

Title:	Title:

SILVANT CAPITAL MANAGEMENT LLC

Attest:	By:

Name:	Name:

Title:	Title:

Schedule A
Portfolio

Maxim Small-Cap Growth Portfolio

Commencement Date of Sub-advisory services: July 5, 2005

Schedule B
Fees

Fee Rate (as a % of average daily net asset value)

Maxim Small-Cap Growth Portfolio
0.40% on all assets